Filed pursuant to Rule No. 424(b)(3)
File Number 333-123978
Prospectus Supplement No. 12
(to Prospectus dated April 28, 2005)
47,023,746 SHARES
Loudeye Corp.
COMMON STOCK
     This Prospectus Supplement No. 12 supplements information contained our prospectus dated April 28, 2005, as amended and supplemented from time to time. The prospectus relates to the resale of up to 47,023,746 shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors).
     You should read this Prospectus Supplement No. 12 in conjunction with the prospectus as amended and supplemented from time to time. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 13, 2005.

Selling Stockholders—Former Shareholders of On Demand Distribution Limited
     The following table supplements and amends, as noted, the information contained in the table set forth in the prospectus under the caption “PRINCIPAL AND SELLING STOCKHOLDERS—Selling Stockholders—Former Shareholders of On Demand Distribution Limited.” solely as it relates to Brent Bilger. Mr. Bilger has transferred his shares to Brent R Bilger And Cameron Crone Bilger as trustees of The Brent & Cameron Bilger Family 1997 Trust Dtd 12-11-97. Accordingly, the information regarding Brent Bilger is here by amended as follows based on information furnished to us by him:

	Ownership Before Offering			Ownership After Offering
	Number of	Percent of	Number of	Number of	Percent of
	Shares	Shares	Shares That	Shares	Shares
	Beneficially	Beneficially	May be	Beneficially	Beneficially
Selling Stockholder	Owned(1)	Owned(1)	Offered	Owned(2)	Owned(2)
Brent R Bilger And Cameron Crone Bilger Ttees The Brent & Cameron Bilger Family 1997 Trust Dtd 12-11-97	37,384	*	37,384	—	—

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person, shares for which the named person has sole or shared power over voting or investment decisions are included. Percentage of beneficial ownership is based on 112,062,955 shares outstanding as of March 29, 2005.

(2)	Because each selling stockholder may sell all, some or none of the shares of common stock which they hold, no estimate can be given of the number of shares of common stock that will be held by each of them upon termination of the offering.